Exhibit 99.20

September 15, 2011

NTR Metals, LLC

10720 Composite Drive

Dallas, Texas 75220

RE: Extension of Termination Date

This letter agreement (this “Letter Agreement”) evidences the mutual agreement between myself and NTR Metals, LLC, a Texas limited liability company (“NTR”), in accordance with Section 7 of that certain Option Exercise Agreement, dated June 10, 2011, by and between myself and NTR, as previously amended by that certain Letter Agreement, dated July 15, 2011, by and between myself and NTR and that certain Letter Agreement, dated August 15, 2011, by and between myself and NTR (the “Option Exercise Agreement”), to extend the Termination Date (as that term is defined in the Option Exercise Agreement) to September 17, 2011.

If this Letter Agreement is acceptable to you, please indicate your acceptance by executing the following page and returning to the undersigned a copy of this Letter Agreement

Very truly yours,

/s/ Dr. L.S. Smith
Dr. L.S. Smith

cc:	I. Bobby Majumder, Esq.

K&L Gates LLP

Accepted and agreed to this 15th day of September, 2011:

NTR Metals, LLC

By:	/s/ John R. Loftus

Name:	John R. Loftus
Title:	President